                                                                   EXHIBIT 2.4



                            ASSET PURCHASE AGREEMENT


                                    between



                           HARTFORD HEALTH CARE, INC.
                                   the Seller



                                  H. MAX HUIE
                                the Shareholder


                                      and




                           DIVERSICARE LEASING CORP.
                                   the Buyer

                               TABLE OF CONTENTS


ARTICLE I.       PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II.      RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1     Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III.     PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Apportionable Income and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.5     Operations Since June 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.6     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.7     Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.8     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.9     Medicare, Medicaid and Other Third-Party Payors  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Cost Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.11    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.12    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.13    Intentionally Deleted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.15    Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . . . . . . . . . . .  12
         4.16    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.17    Seller's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.18    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.20    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.21    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.22    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.23    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         4.24    Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.26    Compliance with Healthcare Laws and Other Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.27    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.28    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.29    Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.30    Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.31    Patient Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.32    Patient Trust Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.33    Occupancy Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.34    Prepayments and Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.35    Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI.      COVENANTS OF PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1     Preservation of Business and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5     Maintain Books and Accounting Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Indebtedness; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Compliance with Laws and Regulatory Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.8     Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9     Medicare and Medicaid Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.12    No Sale, Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.13    Title Report and Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.14    Survey.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.15    Defects and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.16    Environmental Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII.     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VIII.    SELLER'S CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         8.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  23
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX.      BUYER'S CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  24
         9.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.3     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.4     No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.5     Inspection of Assets; UCC Searches, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.6     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.7     Lease.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.8     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.9     Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.10    Commitment and Policy; Survey. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.11    Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.12    Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.13    Occupancy Rate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X.       OBLIGATIONS OF SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.4    Corporate Good Standing and Corporate Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.6    Third Party Consents and Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.7    Taxes and Other Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.8    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  28
         10.9    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . .  28
         10.10   Additionally Requested Documents; Post Closing Assistance  . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI.      OBLIGATIONS OF BUYER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.2    Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.4    Corporate Good Standing and Board Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XII.     OPINION OF BUYER'S COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XIII.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         13.4    Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XIV.     ABSENCE OF CERTIFICATE OF NEED   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.1    Absence of Certificate of Need . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XV.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.1    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.2    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.4    Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.5    Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.7    Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.8    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.11   Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.13   Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made effective on May 23, 1996, by and between HARTFORD HEALTH CARE, INC., an Alabama corporation (the "Seller"), and DIVERSICARE LEASING CORP., a Tennessee corporation (the "Buyer"). H. MAX HUIE, a resident of the State of Alabama ("Shareholder") executes this Agreement only for the purpose of agreeing to
Article XIII.

                                R E C I T A L S:

         WHEREAS, Seller owns or leases and operates a nursing home and provides related services at Toro Road, Hartford, Alabama (the "Business"); and

         WHEREAS, Shareholder owns all issued and outstanding capital stock of the Seller; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller desires to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                         ARTICLE I.  PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in all assets (except the Excluded Assets (as defined herein)) of Seller of every kind and type, tangible or intangible, real and personal, that are necessary or reasonably desirable to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in Section 1.3), or otherwise accepted by Buyer, which Assets are described as follows:

                 (1) All right, title and interest of Seller in and to all of the land and real estate leased by Seller and used in connection with the Business as listed in Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

                 (2) All tangible personal property, medical and other equipment, machinery, data processing hardware, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor owned or leased by Seller and used in connection with the Business (collectively, the "Equipment and Furnishings"). Prior to Closing, Seller shall provide a complete and accurate list of all Equipment and Furnishings;

                 (3) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory");

                 (4) All patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals and copies of accounting records;

                 (5) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (6) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                 (7) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business and that are Assumed Liabilities (as such term is defined herein); and

                 (8) All intangible or intellectual property owned, leased, licensed or possessed by either Seller and utilized in connection with the Business, including, without limitation, the name "Hartford Health Care," and derivatives thereof.

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "Excluded Assets"):

                 (1) Seller's corporate and fiscal records and other records that Seller is required by law to retain in its possession, as described on Exhibit 1.2 attached hereto.

                 (2) All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other cash accounts, certificates of deposit and other investments of Seller;

                 (3) All accounts, notes and other receivables for periods prior to Closing (the "Receivables");

                 (4)      All prepaid expenses listed on Exhibit 1.2 hereto; and

                 (5)      Those other assets to be retained listed on Exhibit
1.2.

The parties agree that Seller is not conveying to Buyer any of the Excluded Assets and that, following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

         1.3     Assumed Contracts, Leases and Liabilities.

                 (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only (a) those obligations existing at Closing constituting working capital liabilities incurred in the ordinary course of business, other than long-term and interest bearing debt, which Buyer expressly elects to assume as specifically set forth on Exhibit 1.3 attached hereto, and
(b) those obligations arising on and after the Closing under those Leases and Contracts (as such term is defined in paragraph 4.12) (collectively, the "Assumed Liabilities").

                 (2) Except for the Assumed Liabilities, it is agreed by each of the parties that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller, of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated within this Agreement and that Seller shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller, to the extent any exist, including, without limitation, any investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare and Medicaid, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly assumed by Buyer pursuant to this paragraph, and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans.

                            ARTICLE II.  RECEIVABLES

         2.1 Collection of Receivables. Following Closing, Buyer shall collect the Receivables relating to periods prior to Closing as Seller's agent for the limited purpose of such collection. Seller shall reimburse Buyer for its reasonable costs and expenses incurred in connection with such collections on behalf of Seller. Seller shall provide such reasonable assistance in the collection process as Buyer may request. Buyer shall remit to Seller the gross proceeds of such collection every two (2) weeks during the first sixty (60) days following Closing and within fifteen (15) days following the end of each month thereafter for a maximum of nine (9) months. Seller shall be responsible for collecting any Receivable thereafter. Buyer will provide Seller any information in its possession with respect thereto. Collections of amounts due from patients and sponsors under the above-mentioned period shall be applied on a first in, first out basis, except in the case of third party payors which payments shall be applied as indicated on the third party remittance.

                          ARTICLE III.  PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, shall be Two Million Nine Hundred Thousand Dollars ($2,900,000), subject to certain adjustments pursuant to the terms of this Agreement (the "Purchase Price"). The Purchase Price shall be payable at Closing in the following manner:

                 (1) Two Million Nine Hundred Thousand Dollars ($2,900,000.00), subject to the foregoing adjustments, in cash at Closing; and

                 (2)      Assumption of the Assumed Liabilities.

         3.2 Apportionable Income and Expenses. All income and expenses attributable to the operation of the Business (measured on an accrual basis) through 11:59 p.m. on the date of Closing shall be for the account of Seller. Thereafter, such income and expense shall be for the account of Buyer. Such apportionable income will include, but shall not be limited to, all Medicare/Medicaid reimbursements, insurance payments or advances, payments or advances from private pay patients and all federal social security payments or advances received before, on or after Closing. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Seller and, to the extent they are included within the Assumed Liabilities, Buyer. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes, insurance premiums and rents. The adjustments specified in the preceding sentence shall, to the extent not known, be estimated by the parties hereto in good faith at Closing to the extent reasonably possible based on the most current Financial Statements (as defined herein) with provisional adjustments as shall be mutually agreed at Closing and shall be called the "Preliminary Closing Statement." No later than thirty (30) days after Closing, the parties hereto shall prepare, if necessary, the "Final Closing Statement" reflecting the adjustments listed above in accordance with generally accepted accounting principles on an accrual basis applied consistently. Adjustments made after Closing based on the Final Closing Statement shall be payable in cash on or before the tenth (10th) day following the date that the Final Closing Statement is agreed upon, with interest at eight percent (8%) per annum commencing at Closing. If the parties are unable to agree on the Final Closing Statement within thirty (30) days after Closing, they shall appoint a firm of independent certified public accountants (the "Accountant") to make such determination which determination shall be final and binding on the parties hereto. Seller and Buyer each shall pay one-half (1/2) of the entire cost of the Accountant.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.3 attached hereto (the "Allocation"). Seller and Buyer agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Seller and Buyer agree that each of them will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.


             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer, which representations and warranties shall be true and correct on the date hereof and, as a condition to Closing, as of the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing in the State of Alabama.
Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Absence of Default. Except as set forth on Exhibit 4.2, the execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Seller or Business under: (a) any term or provision of the Charter or Bylaws of Seller; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller is a party or by which Seller or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or the Assets are subject.

         4.3 Subsidiaries. Seller has no interest, direct or indirect, in any corporation, limited liability company, joint venture, general or limited partnership or any other entity or business and the business carried on by Seller has not been conducted, directly or indirectly, through any such entity. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation, limited liability company, general or limited partnership, joint venture or other entity.

         4.4 Financial Statements. Attached hereto as Exhibit 4.4 are true and correct copies of Seller's unaudited balance sheets as of June 30, 1995 and June 30, 1994 and its unaudited income statements for the years then ending (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of Seller for the 6 month period ended December 31, 1995 (the "Interim Financial Statements" which with the Fiscal Year Financial Statements shall be called the "Financial Statements"). The Financial Statements are based on the books and records of Seller and present fairly, in compliance with generally accepted accounting principles, the financial position of Seller as of, and the results of its operations for, the periods specified. To Seller's knowledge there exists no basis for the assertion of any liability or obligation not adequately reflected in the Financial Statements. The Financial Statements, including all footnotes thereto in the case of Fiscal Year Financial Statements, are materially true, complete and correct and contain no untrue or misleading statements and do not omit anything which would cause them to be misleading or inaccurate in any respect.

         4.5     Operations Since June 30, 1995.  Except as set forth on
Exhibit 4.5 since June 30, 1995, there has been no:

                 (1) Material change in the condition, financial or otherwise, of the Business which has, or which Seller reasonably expects to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of Seller;

                 (2) Loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                 (3) Sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business consistent with past practice;

                 (4) Increase in the compensation payable by Seller to any of its employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, shareholders, independent contractors or agents of Seller;

                 (5) Cumulative net operating loss incurred in the operation of the Business;

                 (6) Adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

                 (7) Change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

                 (8)      Intentionally deleted;

                 (9) Payment by Seller of any noncash dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                 (10) Sale, transfer, pledge, mortgage or other disposition of any of the Assets (except inventory and equipment in the ordinary course of business);

                 (11)     Merger, consolidation or similar transaction; or

                 (12) Strike, work stoppage or other labor dispute against Seller adversely affecting the Business; or

                 (13) Termination, waiver or cancellation of any rights or claims of Seller, under any material contract.

         4.6 Absence of Certain Liabilities. Except as disclosed in this Agreement or in the Exhibits to this Agreement including Exhibit 4.6, Seller has and, as a condition to Closing, as of the Closing will have, no contingent liabilities or obligations to Seller's knowledge.

         4.7 Employment Discrimination. Except as disclosed in Exhibit 4.7 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the Seller's knowledge, has threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, or agent of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act). The claims disclosed in Exhibit 4.7 shall remain the responsibility of Seller, and Buyer shall have no responsibility for these claims.

         4.8     Licenses and Permits.

                 (1) To Seller's knowledge, Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Seller to occupy, operate and conduct the Business as an 86-bed facility, and there does not exist any waivers or exemptions relating thereto. To Seller's knowledge there is no default on the part of Seller or any other party under any of the Licenses and Permits. To Seller's knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.8(1) attached hereto. Seller is, and, as a condition to Closing, will be at the time of Closing, licensed by the regulatory bodies listed on Exhibit 4.8(1). No notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

                 (2) Seller has all certificates of need or non-review letters from the State of Alabama necessary to operate the Business. Seller has complied with the material requirements and conditions thereof. Exhibit 4.8(2) attached hereto lists and contains copies of all implemented and unimplemented certificates of need and non-review letters issued to the Business of the Seller since January 1, 1992. All unimplemented certificates of need and non-review letters have been implemented in accordance with their terms. All unimplemented certificates of need are marked with an asterisk.

                 (3)      Intentionally deleted.

         4.9     Medicare, Medicaid and Other Third-Party Payors.

                 (1) A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") for the Medicare and Medicaid Programs (the "Programs") in which Seller participates, will be provided to Buyer prior to Closing. Seller is, and, as a condition to Closing, will be at the time of Closing, in full compliance with all material terms, conditions and provisions of the Program Agreements.

                 (2) Exhibit 4.9(2) attached hereto contains a copy of Seller's most recent Statement of Deficiencies and Plan of Correction, if any.

                 (3) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by Seller, nor, to Seller's knowledge, is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or, to Seller's knowledge, threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has Seller received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                 (4) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the periods on or prior to the Closing, then Seller shall immediately pay to Buyer the amounts so offset.

         4.10 Cost Reports. Seller has previously furnished Buyer true, correct and complete copies of Seller's Medicare and Medicaid cost reports for Seller's last three (3) fiscal years. The cost reports are complete and accurate in all material respects for the periods indicated. All liabilities and contractual adjustments of the Business under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements.

         4.11    Title to Assets.

                 (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, options, rights of refusal, restrictions, reservations, defects in the title, and other encumbrances, except as set forth in Exhibit 4.11(1) attached hereto or otherwise approved in writing by Buyer. The personal property Assets are all the assets set forth on the Interim Financial Statements and all the personal property assets used in the operation of the Business.

                 (2) Except (a) as set forth on the title policy to be furnished to Buyer pursuant to Section 6.13, (b) easements granted to public utilities or governmental entities for utilities and access serving the Real Estate that do not materially interfere with or adversely affect the use of the Real Estate as a nursing home, and (c) as otherwise agreed to in writing by Buyer, the Real Estate is, and will be conveyed, to Buyer free from encumbrances created by Buyer.

         4.12    Leases and Contracts.

                 (1) Exhibit 4.12 attached hereto sets forth a complete and accurate list of all material contracts, including the Program Agreements, agreements, unfilled purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which Seller is a party or by which Seller, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases, office leases and ground or building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). Prior to Closing Seller shall furnish to Buyer accurate and complete copies of all written Leases and Contracts and detailed summaries of all oral Leases and Contracts. Except for the Assumed Liabilities, all Leases and Contracts and all other obligations and liabilities relating to the Assets and the Business shall be retained by Seller.

                 (2) None of the material Leases and Contracts have been modified, amended, assigned or transferred and, to Seller's knowledge, each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) To Seller's knowledge, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the material Leases and Contracts. To Seller's knowledge, there are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) Except as disclosed in this Agreement, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

                 (6)      Intentionally deleted.

         4.13    Intentionally Deleted.

         4.14 Environmental Matters. (a) Definitions. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, pollutants, contaminants, materials or wastes including any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives which are regulated under any federal, state or environmental laws and regulations in effect prior to or at Closing. The term "Environmental Laws" means all federal, state and local laws and regulations in effect prior to or at Closing relating to emissions, discharges, releases of Hazardous Substances.

         (b) Compliance with Environmental Laws. To Seller's knowledge, all operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller are and have been in all material respects in compliance with all Environmental Laws. To Seller's knowledge, the Real Estate is free of any lien, charge or assessment imposed pursuant to all Environmental Laws. To Seller's knowledge, none of the Real Estate, nor any part thereof, nor Seller, is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority, or any remedial or removal obligations under any applicable, rules, regulations or orders pertaining to any Environmental Laws.

         4.15    Miscellaneous Representations Relating to Real Estate.

                 (1) No part of the Real Estate is currently subject to condemnation proceedings, and, to Seller's knowledge, no condemnation or taking is threatened. To Seller's knowledge, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate.

                 (2) Attached as Exhibit 4.15 is a complete list of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents currently in Seller's possession which have been prepared by or at the direction of Seller within the last five years relating to any of the Assets all of which have been furnished to Buyer.

                 (3)      Intentionally deleted.

         4.16 Litigation. Except as set forth in Exhibit 4.16, Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 4.16 attached hereto (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller's knowledge, threatened involving Seller, any of the Assets or the Business and, to Seller's knowledge, there is no basis therefor.

         4.17    Seller's Employees.  Exhibit 4.17 attached hereto sets forth:
(a) a complete list of all of Seller's employees, and rates of pay as of January 1, 1996, previously delivered to Buyer, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours (20) per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice, if any, is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.12, Seller has no employment agreements with its employees and all such employees are employed on an "at will" basis. Exhibit 4.17 lists all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). Seller will terminate all of its employees at Closing, and Seller agrees to indemnify and hold Buyer harmless, from and against any and all claims of Seller's employees relating to their employment by Seller through Closing and such termination, by Seller, whenever made. Other than Assumed Liabilities, the parties expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of Closing. Seller shall use its reasonable efforts to retain its employees in their current positions up to Closing. Buyer intends to employ the Seller's employees on an at will basis.

         4.18 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale, nor, to Seller's knowledge, are any of its employees represented by any labor union or organization. There is no pending or, to Seller's knowledge, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. Except as set forth on Exhibit 4.18, there is no pending or, to Seller's knowledge, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. To Seller's knowledge, there has not been any labor union organizing activity at any location of Seller with respect to Seller's employees within the last three years.

         4.19 Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business as set forth on Exhibit 4.19 which sets forth a summary of Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller other than workmen's compensation litigation set forth on Exhibit 4.18. Seller agrees to indemnify and hold harmless Buyer from and against such pending insurance claims. To Seller's knowledge, Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.20 Broker's or Finder's Fee. Seller has not employed, and is not liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

         4.21 Conflicts of Interest. Except as set forth on Exhibit 4.21, none of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Seller: (a) any shareholder of Seller,
(b) any director or officer of Seller, or (c) any entity under common control with Seller or controlled by or related to Seller's shareholders.

         4.22 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, if any, whether registered or at common law (collectively, the "Intellectual Property"), owned by Seller are listed and described in Exhibit 4.22 attached hereto. No proceedings have been instituted or are pending or, to Seller's knowledge, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and Seller has no knowledge of the use or the infringement of any of such Intellectual Property by any other person.

         4.23 Inventories. The Inventory is, and, as a condition to Closing, on Closing will be, in all material respects, of a quality and quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Interim Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business. Seller has fairly represented the nature and extent of the Inventory to its outside auditors and accountants on a consistent basis and in the exercise of good faith.

         4.24 Motor Vehicles. Seller neither owns or leases any motor vehicles for use in the Business.

         4.25    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.25(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies of all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. Exhibit 4.25(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered any employee of Seller during the period of their employment with a predecessor of Seller, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Section 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans").

                 (3) Liabilities. Unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans are described on Exhibit 4.25(3) attached hereto. Buyer shall not be liable and not be responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.

                 (4) Termination of Participation. Upon Closing, Seller shall cease to be a participating employer under all Pension Benefit Plans and Welfare Benefit Plans maintained by Seller, and any such action by Seller shall in no way diminish its obligations to Buyer.

         4.26 Compliance with Healthcare Laws and Other Laws. To Seller's knowledge, Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Business. To Seller's knowledge, none of the Leases and Contracts and no activity of Seller violates Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect.

         4.27 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets, together with the Excluded Assets, comprise all of the following: all assets owned by Seller used in connection with the Business. Since June 30, 1995, the Business has been operated in substantial conformity with the methods and procedures observed and utilized during the two year period immediately preceding June 30, 1995, and that since June 30, 1995 and except in the ordinary and usual course of the Business, no Assets have been removed, distributed or assigned.

         4.28 WARN Act. Within the period ninety (90) days prior to the Closing, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         4.29 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due, or to Seller's knowledge, claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Seller's knowledge, threatened against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any tax claims.

         4.30 Bankruptcy. Seller is not involved in any proceedings in any court under any bankruptcy law or any other insolvency or debtors' relief law, whether federal or state, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of Seller or any of Seller's property.

         4.31 Patient Agreements. There are no patient care agreements with patients of the Business or with any other persons or organizations that deviate from the standard form customarily used by Seller. Seller has no agreements with any payors, patients or prospective patients which obligate or would obligate Seller to provide services at rates below Seller's current and standard rates for similar services for terms longer than one (1) month.

         4.32 Patient Trust Funds. All patient trust funds held for the benefit of patients of the Business are in balance and will be in balance at Closing. Any deficiencies in patient trust funds revealed by audits of Buyer or state agencies relating to operations of the Business prior to Closing shall be paid or refunded by Seller.

         4.33 Occupancy Rate. For the twelve (12) months ending December 31, 1995, the average occupancy at the Business, the number of private pay patients, the average rate per diem for such private patients, the number of patients for which Seller received Medicaid or Medicare funds and the average rate per diem for such Medicaid or Medicare supported patients are set forth on
Exhibit 4.33(a) attached hereto (which Exhibit does not include the impact of the eighteen (18) new beds which are anticipated to be licensed). Seller shall use its reasonable efforts to maintain occupancy rates without a material decrease through Closing. A substantial decrease shall be defined as five percent (5%) of licensed beds or more at Closing. Prior to Closing, Seller shall provide a true and accurate list identifying all patients, their method of payment, their addresses, the name and address of the persons financially responsible for paying the amounts due from such patients, the rates payable by such patients, and the date they first became patients of the Business and whether (and for how long) they are in arrears in payments.

         4.34 Prepayments and Deposits. The prepayments of room charges and patient security deposits received by Seller are listed on Exhibit 4.34 attached hereto. Exhibit 4.34 will be updated to Closing by Seller for purposes of crediting such prepayments and deposits to Buyer's account.

         4.35 Documents. Copies of all documents referred to in any Exhibit hereto will be delivered or made available to Buyer prior to Closing and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreements) under: (a) any term or provision of the Charter or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has employed Paul G. Thomason of Diversified Health Properties and is liable for the payment of fees to Mr. Thomason in connection with the transactions contemplated by this Agreement.


                        ARTICLE VI. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the date hereof until the Closing, Seller shall use its reasonable efforts to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Seller or the Business. Seller shall use its reasonable efforts to retain its employees in their current positions up to Closing. Buyer and Seller shall use their reasonable efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller agrees that it will not sell or transfer, or negotiate the sale or transfer of, the Assets. From the date hereof until the Closing, Seller shall pay no non-cash dividend, and shall make no noncash distribution or extraordinary payment to its shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Seller will not sell, discard or dispose of any of the Assets. None of the material Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer. From the date hereof until Closing, Seller will not perform any material grading or excavation, construction or removal of any improvement, or make any material other change or improvement upon or about the Real Estate other than with respect to construction currently underway. From the date hereof until Closing, Seller will use its reasonable efforts to maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair, except for reasonable wear and tear.

         6.2 Absence of Material Change. From the date hereof until the Closing, Seller shall not make any material change in the Business or in the utilization of the Assets and shall not enter into any other material contract or commitment or any other material transaction with respect to the Business or the Assets without the prior written consent of Buyer.

         6.3     Access to Books and Records.

                 (1) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Business or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transactions contemplated hereunder are not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.

                 (2) Following the Closing, Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (3) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access to, and examine and make copies of, all books and records of Seller and its affiliates relating to the

Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (4) Upon request of Buyer, Seller shall use its reasonable efforts to cause its accounting firm to consent to the inclusion of the Fiscal Year Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

                 (5) For a period of one (1) year after Closing, Seller shall make the books and records of Seller available to Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Seller's financial statements for any period prior to Closing not already audited. Seller agrees to cooperate, at no cost to Seller, with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         6.4 Preserve Accuracy of Representations and Warranties. Seller shall refrain from taking any action which would render any representation and warranty contained in Article IV hereof untrue, inaccurate or misleading as of Closing. Seller will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Seller, its directors, officers or shareholders, that involves or relates in any way to Seller, the Assets or the operation of the Business. Seller shall promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time would cause, any of Seller's representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

         6.5 Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         6.6 Indebtedness; Liens. Other than in the ordinary course of business or construction currently underway, from the date hereof until the Closing, with respect to the Assets, including the Business and operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval.

         6.7 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Seller shall comply with all applicable statutes, laws, ordinances and regulations, (b) Seller shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participation, licenses, and other permits necessary for the business and operation of the Assets, and (c) Seller shall use its best efforts and shall cooperate at no cost to Seller with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated under this Agreement.

         6.8 Maintain Insurance Coverage. From the date hereof until the Closing, Seller shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business.

         6.9 Medicare and Medicaid Reporting. Through Closing, Seller shall timely file or cause to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare and Medicaid. Seller has paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports.

         6.10 Current Return Filing. Seller shall be responsible for (a) the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before the Closing; and (b) the payment of all such taxes when due. Seller shall prepare and timely file all federal, state and/or local income and other tax returns of Seller and shall pay such taxes when due.

         6.11 WARN Act. Prior to Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN in violations of WARN, if applicable.

         6.12 No Sale, Merger or Consolidation. From the date hereof until the Closing, Seller shall not sell all or substantially all of its assets, or merge or consolidate with any other entity and shall not solicit any inquiries, proposals or offers relating to any such transactions.

         6.13 Title Report and Policy. At least twenty (20) days prior to Closing Seller shall deliver to Buyer, at Seller's expense, a current commitment for title insurance issued by Lawyers Title Insurance Corporation with respect to the condition of title to each tract of Real Estate (collectively, the "Commitment") and committing to issue for each tract of Real Estate an owner's or leasehold, as the case may be, title insurance policy, (collectively, the "Title Policy") insuring the title or leasehold title to the Real Estate in the amount of the Purchase Price allocated to the Real Estate and the improvements thereon with the standard survey exception deleted. As a condition to Buyer's obligation to close, the title to the Real Estate is in all respects subject to the approval of the Buyer, including without limitation that the Commitment and Title Policy shall show that good, marketable and insurable fee simple title or leasehold title, as the case may be, to the Real Estate is owned in fee simple by Seller, free from all liens, restrictions, encumbrances, easements and exceptions to title whatsoever, except the Permitted Exceptions. The Commitment and Title Policy will also contain, if available: (1) a so-called "tax parcel endorsement" listing all of the tax parcel identification numbers affecting the Real Estate covered by the policy and that no other property is included in the Real Estate and that no other tax parcel identification numbers affect such Real Estate; (2) a contiguity endorsement; (3) a 3.1 zoning endorsement or its equivalent as then in use by the title company in form and substance acceptable to Buyer; (4) extended coverage deleting all standard and general exceptions; and (5) any additional endorsements or insurance as Buyer may reasonably require. The Title Policy shall be in form acceptable to Buyer and Buyer's lender and shall permit a simultaneous issue rate for the lender's mortgage title policy. The title company shall provide to Buyer when delivering the Commitment one (1) copy of all recorded documents shown on the Commitment or otherwise affecting title of the Real Estate to Buyer. At Closing, there shall be issued to Buyer, at Seller's expense, the Title Policy in the amount of the Purchase Price. In the event Buyer requests, the title company shall issue a mortgage title policy in an amount up to the Purchase Price at simultaneous issue rates at Buyer's expense.

         6.14 Survey. Prior to Closing, Buyer, at Buyer's expense, shall obtain a current as-built survey(s) of the Real Estate accompanied by a certificate of a registered surveyor licensed in the State of Alabama,

         6.15 Defects and Cure. The Title Commitment and Policy and Survey described in this Article are collectively referred to as "Title Evidence." Buyer shall notify Seller before Closing and as soon as reasonably possible of any liens, claims, encroachments exceptions or defects disclosed in the Title Evidence which either: (1) do not constitute Permitted Exceptions; or (2) even if they constitute Permitted Exceptions, if such matter adversely impacts any of the Assets or the financeability thereof in the reasonable opinion of Buyer (collectively, "Defects"). Seller, at its sole cost and expense, may elect to cure or not cure the objection and shall give written notice to Buyer of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement. Upon termination of this Agreement under the terms of this Section 6.15, in which event this Agreement shall be void, and no party to this Agreement shall have any further obligations, liabilities or claims under this Agreement against any other party.

         6.16 Environmental Inspection. Buyer, at its sole cost and expense, will obtain a current environmental report issued by an engineer duly licensed in the State of Alabama or other recognized environmental testing company, acceptable to Buyer (the "Environmental Report") showing no presence of any toxic or hazardous waste or substance in, on or around the Real Estate, or any part thereof, or being discharged, leaked or released from or onto the Real Estate, or any part thereof and that no part of the Real Estate constitutes or contains wetlands. Buyer shall notify Seller before Closing in writing of any objections with respect to any matters shown by the Environmental Report. Seller, in its discretion and option, may take or not take such action (at its expense) which will result in the removal or cure, in a manner acceptable to Buyer, of such objections with respect to the Real Estate. Buyer's failure to deliver notice of any objections to the matters shown by the Environmental Report shall be deemed to establish Buyer's satisfaction with the Environmental Report. If Seller has not corrected to Buyer's satisfaction the objections to the Environmental Report within a reasonable time, Buyer may: (1) waive its objections and consummate the transaction; or (2) terminate this Agreement by written notice to Seller, in which event this Agreement shall be void and neither party shall have any further obligation or claim hereunder or liabilities to the other.


                             ARTICLE VII.  CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or prior to June 30, 1996, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree (the "Closing"). Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 11:59 p.m. local time on the day of Closing.

                  ARTICLE VIII.  SELLER'S CONDITIONS TO CLOSE

         The obligations of Seller under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.


                    ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at the Closing and shall then be true in all material respects; and Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         9.4 No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Seller or the Assets. There shall not be any claims, litigation or governmental proceedings pending or threatened against Seller or its directors, officers, or affiliates which would adversely affect the Assets or the consummation of the transaction contemplated hereby at Closing.

         9.5 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Buyer shall have obtained, at Buyer's expense, all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Business, including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

         9.6 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

         9.7 Lease. Buyer shall have entered into a satisfactory Lease for the Real Estate.

         9.8 Third Party Consents. Buyer, with Seller's assistance, shall have obtained all third party consents or third party authorizations believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, each in form and substance acceptable to Buyer.

         9.9 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Advocat, Inc. and Buyer.

         9.10 Commitment and Policy; Survey. Seller shall have delivered to Buyer the title commitment and Title Policy, and Buyer shall have obtained the Survey and Environmental Report, as required by Sections 6.13, 6.14 and 6.16, which shall be satisfactory to Buyer in its sole discretion.

         9.11 Financial Statements. Buyer shall be satisfied that the books and records of Seller are in such order and completeness so that an unqualified audit may be performed for any period prior to Closing not already audited.

         9.12 Condition of Assets. Buyer shall be satisfied that all components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are in good working order.

         9.13 Occupancy Rate. For each of the periods of: (1) one (1) month before Closing; and (2) five (5) days before Closing, the average total and private pay occupancy of the Business shall not have substantially decreased from the averages for the month ending March 30, 1996.

         9.14 Zoning. Seller shall be satisfied that the Assets and Business comply in all respects with all applicable zoning, public health, building code, and similar laws, ordinances and regulations.

         9.15 Utilities. Buyer shall be satisfied with the availability and sufficiency of all utilities affecting the Assets or the Business.

         If any condition to Closing stated in this Article or other provision of this Agreement is not satisfied in the discretion of Buyer, Buyer may (1) waive its objections and consummate the transaction; or (2) terminate this Agreement by written notice to Seller, in which event this Agreement shall be void and neither party shall have any further obligation or claim hereunder or liabilities to the other.


                  ARTICLE X.  OBLIGATIONS OF SELLER AT CLOSING

         At Closing, Seller shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Seller shall, as applicable, execute, acknowledge, deliver or cause to be executed, acknowledged and delivered to Buyer:

                 (1) Statutory warranty deeds from Seller in form satisfactory to Buyer and the title insurer, with all recording, stamp tax, deed tax or other transfer fees paid by Buyer.

                 (2)      The Title Commitment and Title Policy called for in
Section 6.13 hereof.

                 (3)      Intentionally deleted.

                 (4) A statutory warranty Assignment and Assumption of Lease agreement for each location of the leased Real Estate, each in form and substance satisfactory to Buyer, with all recording, stamp tax or other transfer fees paid by Buyer, and conveying to Buyer good, valid and marketable leasehold title and the legal right to possess and use the Leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer.

                 (5) A Bill of Sale and Assignment Agreement, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all personal property Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, and other burdens, except for the Assumed Liabilities.

                 (6) An effective and enforceable assignment to Buyer of each Lease and Contract which Buyer has agreed to assume.

         10.2 Possession. Seller shall deliver to Buyer full possession and control of the Business and Assets.

         10.3 Opinion of Counsel. Seller shall deliver to Buyer the favorable opinion of counsel for Seller, dated as of Closing, in the form reasonably satisfactory to Buyer.

         10.4 Corporate Good Standing and Corporate Resolutions. Seller shall deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors and shareholder of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Seller's incorporation relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Seller shall deliver to Buyer a certificate of an officer of Seller, dated as of Closing, certifying that (a) to Seller's knowledge, each material covenant and obligation of Seller has been complied with by Seller, and (b) to Seller's knowledge each material representation and warranty of Seller is true and correct at the Closing as if made on and as of the Closing.

         10.6 Third Party Consents and Releases. Seller shall deliver to Buyer, all consents, estoppels, approvals, releases, filings and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to, those consents necessary for the assignment of Leases and Contracts pursuant to paragraph 10.1(7) and any UCC termination statements regarding the Assets.

         10.7 Taxes and Other Payments. (1) Seller shall deliver to Buyer executed releases of all mortgages, liens, pledges, encumbrances, restrictions, security interests, charges, easements of any kind in favor of any taxing authority and evidence of proration of customary charges.

                 (2) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, except for the Assumed Liabilities.

         10.8    Intentionally deleted.

         10.9    Intentionally deleted.

         10.10 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller shall cooperate with Buyer, at no cost to Seller, to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer as contemplated by this Agreement, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and to execute and deliver such further instruments and to cooperate with Buyer, at no cost to Seller, as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.

                  ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         11.1 Purchase Price. Buyer shall make available to Seller the Purchase Price upon the terms specified in this Agreement.

         11.2 Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

         11.3 Opinion of Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in
Article XII hereof.

         11.4 Corporate Good Standing and Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Tennessee, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.

         11.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with by Buyer, and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.


                    ARTICLE XII.  OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Seller and its counsel to the effect that:

                 (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                 (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its

Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


           ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer and Seller contained in this Agreement, or in any certificate or other document signed by Seller or Buyer, as applicable, delivered pursuant to this Agreement, shall survive the date of Closing for a period of eighteen (18) months and shall not be merged into any documents delivered in connection with the Closing. Notwithstanding the eighteen (18) month limitation set forth above, those representations, warranties, covenants and obligations set forth in paragraphs 4.9, 4.29, 6.9 and 6.10 shall each survive for a period equal to the applicable statute of limitations, but in no event greater than six (6) years. Notwithstanding any other provision of this Agreement, except for the obligation of Buyer pursuant to paragraphs 2.1, 11.1 and 11.2, neither Seller and Shareholder, on the one hand, and Buyer on the other, shall have any liability or obligations under this Article XIII except and unless any claim for indemnification made hereunder exceeds Five Thousand Dollars and No/100 ($5,000). The indemnification rights and remedies available to each party (including Seller, Buyer and Shareholder) under this Article XIII shall be the sole and exclusive rights and remedies of the parties with respect to any losses, costs and expenses relating in any way to any breach of this Agreement or the consummation of the transactions contemplated by this Agreement.

         13.2 Indemnification by Seller. Subject to provisions of paragraph 13.4, Seller and Shareholder shall jointly and severally promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Seller of any of the covenants, obligations, representations or warranties contained in this Agreement or any certificate or document executed by Seller and delivered pursuant to this Agreement, (ii) any liability of Seller not expressly assumed by Buyer pursuant to paragraph 1.3, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time prior to the Closing. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of NationsBank, N.A. established from time to time (the "Rate"), payable for the period measured from the date that the loss, cost, expense or damage was paid until the date of payment. The aggregate liability of Seller and Shareholder under this Article shall not exceed $300,000.00.

         13.3 Indemnification by Buyer. Subject to the provisions of paragraph 13.4, Buyer shall promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement,(ii) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim that is brought or asserted by any third party(s) against Seller arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment. The aggregate liabilities of Buyer under this Article shall not exceed $300,000, except that this limitation shall not apply to the obligations of Buyer pursuant to paragraphs 2.1, 11.1 and 11.2.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim shall be deemed to have been objected to by the indemnifying party if within forty-five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written consent to and approval of the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), or has not received written consent to and approval of the claim, then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties.

                 (3)      Intentionally deleted.

                  ARTICLE XIV.  ABSENCE OF CERTIFICATE OF NEED

         14.1 Absence of Certificate of Need. Neither Seller, Shareholder nor any of their Affiliates is currently in possession of or has applied for a Certificate of Need to operate a nursing home within a 25 mile radius of each location where the Business is currently operated.

                           ARTICLE XV.  MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller. Seller may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its expenses in connection with the negotiation, execution and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne and timely paid by Buyer. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be prorated between Seller and Buyer and shall be adjusted as of Closing. The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Seller as of the date of Closing.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Seller:

                 Hartford Health Care, Inc.
                 P.O. Box 98
                 110 Second Avenue
                 Oneonta, Alabama 35121
                 Attn: H. Max Huie

                 with a copy to:

                 Balch & Bingham
                 1901 6th Avenue North
                 Suite 2600
                 Birmingham, Alabama 35203
                 Attn: H. Hampton Boles

                 To Buyer:

                 Advocat, Inc.
                 227 Mallory Station Road
                 Suite 130
                 Franklin, Tennessee  37067
                 Attn: Mary Margaret Hamlett
                 with a copy to:

                 Mark Manner
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee 37238-1800

         15.4 Confidentiality; Prohibition on Trading. All parties agree to use their reasonable efforts to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder until Closing, unless disclosure is required by law. Seller and its Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

         15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Alabama.

         15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to Seller's knowledge" or the like is used, Seller shall have no knowledge contrary to the facts set forth and Seller shall be deemed to have the knowledge of Seller's shareholder, officer and directors.

         15.12 Entire Agreement. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

         15.13 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         "SELLER":

                                         HARTFORD HEALTH CARE, INC.


                                         By:      /s/ H. Max Huie
                                                --------------------------------

                                         Title:       President
                                                --------------------------------

                                         "SHAREHOLDER":


                                                  /s/ H. Max Huie
                                         ---------------------------------------
                                         H. MAX HUIE


                                         "BUYER":

                                         DIVERSICARE LEASING CORP.



                                          /s/ Mary Margaret Hamlett
                                         ---------------------------------------
                                         Mary Margaret Hamlett
                                         Executive Vice President